UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 13, 2009

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51786	87-0722777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 676-8321

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

NightHawk Radiology Holdings, Inc. (the “Company”) announced today that Dr. Timothy V. Myers has been appointed as the Company’s Senior Vice President and Chief Medical Officer effective Tuesday, April 14, 2009. In connection with his appointment, Dr. Myers and the Company entered into an employment agreement pursuant to which the Company will pay to Dr. Myers an annual base salary equal to $400,000 and annual performance-based incentive compensation equal to up to 80% of Dr. Myer’s base salary. In addition, pursuant to the employment agreement, the Company agreed to grant to Dr. Myers a restricted stock unit grant of 40,000 shares and an option to purchase up to 40,000 shares of the Company’s stock, with the grants to be made effective and the exercise price of the option established in accordance with the Company’s equity grant practices.

In addition, if at any time during the first year of Dr. Myer’s employment he is terminated without cause or if he resigns for good reason (each as defined in the employment agreement), Dr. Myers will be entitled to receive: (i) cash severance payments for a period of three (3) months following the termination of his employment; (ii) reimbursement for health insurance premiums for a period of three (3) months following the termination of his employment; and (iii) the acceleration of six (6) months worth of vesting under each of his outstanding option grants.

If at any time following the completion of his first year of employment with the Company Dr. Myers is terminated without cause or if he resigns for good reason, Dr. Myers will be entitled to receive: (i) cash severance payments for a period of six (6) months following the termination of his employment; (ii) reimbursement for health insurance premiums for a period of six (6) months following the termination of his employment; and (iii) the acceleration of twelve (12) months worth of vesting under each of his outstanding option grants.

Dr. Myers is also entitled to: (i) participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s health and welfare plans; (ii) receive twenty (20) days of paid vacation per year; and (iii) be reimbursed for reasonable and documented travel, entertainment or other expenses incurred by him in the furtherance of or in connection with the performance of his duties as the chief executive officer, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

As stated above, Dr. Myers, 51, will be joining the Company as its Senior Vice President and Chief Medical Officer in April 2009. Prior to joining us, since 2001, Dr. Myers served as a practicing radiologist with St. Paul Radiology, P.A., one of the largest radiology groups in the country. During his time with St. Paul Radiology, Dr. Myers served as the head of St. Paul Radiology’s teleradiology division. Additionally, Dr. Myers served in a number of management and governance capacities, including serving as a member of the St. Paul Radiology Board of Directors, the Practice Operations Committee and the Business and Finance Committee. Prior to joining St. Paul Radiology, Dr. Myers served as a practicing radiologist in a number of settings including service in the United States Air Force and as a member of the radiology faculty at the University of Minnesota. Dr. Myers received a bachelor’s degree in nuclear medicine from Seattle University and attended medical school at the University of Missouri-Kansas City. Dr. Myers completed his radiology residency training at the Truman Medical Center in Kansas City, Missouri.

A press release announcing the appointment of Dr. Myers as Senior Vice President and Chief Medical Officer was issued on April 13, 2009, a copy of which is being filed as Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

A copy of the employment agreement between the Company and Dr. Myers dated April 6, 2009 is attached to this Current Report as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated April 13, 2009

99.2	Employment Agreement between the Company and Dr. Timothy V. Myers dated April 6, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2009

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ Paul E. Cartee
Paul E. Cartee Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated April 13, 2009

99.2	Employment Agreement between the Company and Dr. Timothy V. Myers dated April 6, 2009.